EXHIBIT 5.1

November 2, 2010

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Ladies and Gentlemen:

We have acted as counsel to Cooper- Standard Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement, as amended, of the Company filed on Form S-1 (the “Registration Statement”) (No. 333-168316), relating to the registration for resale of:

(a) 8,623,491 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issued to certain creditors (the “Rights Offering Shares”) pursuant to a rights offering (the “Rights Offering”) conducted pursuant to the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, dated March 26, 2010 (as confirmed on May 12, 2010, the “Plan of Reorganization”).

(b) 2,558,182 shares of Common Stock issued to certain creditors (the “Backstop Shares”) that agreed to backstop the Rights Offering (the “Backstop Parties”) pursuant to the Commitment Agreement, dated as of March 19, 2010, by and between the Company and the Backstop Purchasers set forth therein (the “Commitment Agreement”) and the Plan of Reorganization;

(c) 1,010,345 shares of the Company’s 7% cumulative participating convertible preferred stock, par value $0.001 per share (the “Preferred Stock”), issued to the Backstop Parties, 1,000,000 shares of which were issued pursuant to the Commitment Agreement and Plan of Reorganization and 10,345 shares of which were issued as dividends paid to holders of the Preferred Stock;

(d) warrants to purchase 1,693,827 shares of Common Stock (the “Warrants”) issued to the Backstop Parties pursuant to the Commitment Agreement and the Plan of Reorganization under the Warrant Agreement, dated as of May 27, 2010, between the Company and Computershare Inc. and Computershare Trust Company, N.A., collectively as Warrant Agent (the “Warrant Agreement”);

(e) 4,335,176 shares of Common Stock issuable upon conversion of the

Cooper-Standard Holdings Inc.	November 2, 2010 Page 2

Preferred Stock (the “Conversion Shares”);

(f) 1,693,827 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	a specimen certificate representing the Common Stock;

(b)	a specimen certificate representing the Preferred Stock;

(c)	a specimen certificate representing the Warrants;

(d)	the Registration Statement;

(e)	the Third Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect (the “Certificate of Incorporation”);

(f)	the Amended and Restated By-Laws of the Company, as amended to date and currently in effect;

(g)	the Certificate of Designations for the Preferred Stock, as currently in effect (the “Certificate of Designations”);

(h)	an executed copy of the Warrant Agreement;

(i)	an executed copy of the Commitment Agreement;

(j)	the Plan of Reorganization; and

(k)	the Order Pursuant to Section 1129 of the Bankruptcy Code Confirming the Debtors’ Second Amended Joint Chapter 11 Plan, dated May 17, 2010, of the United States Bankruptcy Court for the District of Delaware.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the

Cooper-Standard Holdings Inc.	November 2, 2010 Page 3

opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1) The Rights Offering Shares, Backstop Shares and Preferred Stock have been duly authorized, and are validly issued, fully paid, and non-assessable.

(2) The Warrants constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms.

(3) The Warrant Shares have been duly authorized and, when and to the extent issued, delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

(4) The Conversion Shares have been duly authorized and, when and to the extent issued and delivered in accordance with the Certificate of Designations and the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

(A) We express no opinion as to:

(i) the validity, binding effect or enforceability of any provision of the Warrants or the Warrant Agreement relating to indemnification, contribution or exculpation;

(ii) the validity, binding effect or enforceability of any provision of the Warrants or Warrant Agreement relating to choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York;

(iii) the validity, binding effect or enforceability of any provision of the Warrants or Warrant Agreement containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under the Warrants or the Warrant Agreement to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions); and

Cooper-Standard Holdings Inc.	November 2, 2010 Page 4

(iv) the validity, binding effect or enforceability of any provision of the Warrants or the Warrant Agreement relating to forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York.

(B) The opinions expressed herein are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Constitution of the State of Delaware, in each case as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL and the Constitution of the State of Delaware. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein is given as of the date of effectiveness of the Registration Statement, and we undertake no obligation to supplement this letter if any applicable laws change after that date or if we become aware of any facts that might change the opinions expressed herein after that date or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Legal Matters” in the Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP